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                                                                    EXHIBIT 23.6



To Board of Directors


TCI/Liberty Holding Company:



     We consent to incorporation by reference in the registration statement on Form S-4 of TCI/Liberty Holding Company of our reports dated March 4, 1994, relating to the consolidated balance sheets of Lenfest Communications, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income (loss), changes in stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 1993, and all related schedules, which reports appear in the December 31, 1993 annual report on Form 10-K of Liberty Media Corporation.



Steven Pressman & Co.


June 24, 1994